Exhibit 99.1

KULR Receives Follow-On Phase Change Material Heat Sink Order from Lockheed Martin

SAN DIEGO / GLOBENEWSWIRE / June 29, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, announced today it received a follow-on order for its space-developed phase change material (“PCM”) heat sink technology from leading aerospace and defense company Lockheed Martin Corporation (NYSE: LMT).

Phase change material heat sink technology reduces system temperature excursions and extends both the life of key components within the thermal storage process. The solution is most useful for compact and high-performance devices that require bursts of computational power in short time intervals. KULR’s PCM heat sink technology is compact, reliable, and lightweight and has been utilized by leaders in the U.S. aerospace and defense industries.

“Repeat business like this is a testament to our reliable engineering, testing, and design capabilities that meet the stringent requirements of long-range weapon systems,” said Keith Cochran, President & COO of KULR Technology Group, Inc. “Our many years of experience designing lightweight and durable heat sink technologies positions us well to capture additional share of the thermal design market for military precision strike weapons. Lockheed is a valuable customer to us, and we look forward to the continued partnership in providing them the best thermal management technologies for crucial aerospace, defense and other systems.”

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:
Tom Colton or Matt Glover
Gateway Investor Relations
Main: (949) 574-3860
KULR@gatewayir.com